Exhibit 99.1

NEWS RELEASE
Southcross Energy	1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3720

Southcross Energy LLC and TexStar Midstream Services, LP Complete Combination

DALLAS, Texas, August 5, 2014 – Southcross Energy LLC, the former owner of the general partner of Southcross Energy Partners, L.P. (NYSE:SXE) (“Southcross”), today announced the completion of the previously announced agreement to combine with TexStar Midstream Services, LP (“TexStar”), a privately held gas gathering and processing partnership located in the Eagle Ford shale region of South Texas. With the completion of the transaction, a new company, Southcross Holdings LP (“Holdings”), now owns 100% of the general partner of Southcross, limited partner interests in Southcross and certain former TexStar assets. EIG Global Energy Partners, Charlesbank Capital Partners and Tailwater Capital each indirectly own approximately one-third of Holdings.

As part of the overall transaction, Southcross has acquired rich gas system assets formerly owned by TexStar for consideration of $80 million in cash, the assumption of $100 million of debt (which was immediately repaid by Southcross’ new term loan facility) and 14,633,000 newly-issued payment-in-kind (“PIK”) Class B Southcross convertible units. The rich gas system assets consist of a 300 MMcf/d gas processing facility and over 230 miles of rich gas and residue gas pipelines. The acquisition of the rich gas system assets by Southcross creates a substantial Eagle Ford-focused midstream operation with four gas processing plants, two fractionation facilities and approximately 3,000 miles of pipelines.

Holdings owns the Lancaster Gathering System and the NGL System, both originally part of TexStar, as well as an approximate 57% limited partner interest in Southcross and 100% of Southcross’ general partner, which owns a 2% general partner interest in Southcross and Southcross’ incentive distribution rights. Public unitholders own the remaining 43% limited partner interest in Southcross. Assets retained at Holdings are expected to be available as future drop-downs into Southcross. Holdings has no obligation to sell its assets to Southcross and Southcross has no obligation to buy such assets.

“We are excited to announce the completion of the transactions and our improved platform for growth,” said David Biegler, Chairman and Chief Executive Officer of Southcross’ general partner. “The response from our customers has been enthusiastic and we are already beginning to see increased business opportunities. We believe that this commercial momentum, combined with our increased scale and focus in the Eagle Ford, integrated system to Corpus Christi markets, strong financial backing and enhanced operational stability position us well for growth over the near and long-term.”

Financing Information

In conjunction with the transaction, Southcross has entered into a new seven-year $450 million Term Loan B facility and five-year $200 million revolving credit facility. The proceeds from the term loan were used to fund Southcross’ purchase of the rich gas system assets (including the repayment of the $100 million of debt assumed in the transaction), repay outstanding amounts under Southcross’ existing revolving credit facility and pay transaction related fees and expenses.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South

Texas, Mississippi and Alabama and include four gas processing plants, two fractionation plants and approximately 3,000 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations, plans, strategies, objectives and growth of Southcross and its subsidiaries, including the potential for future drop-down transactions and anticipated synergies from the acquisition of the rich gas system assets. Although Southcross believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, Southcross can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Southcross’ actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Southcross is contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2014 and in other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date hereof and Southcross undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

###

Contact:

Southcross Energy Partners, L.P.

Kristin Donnally, 214-979-3720

Investor Relations

investorrelations@southcrossenergy.com